EXHIBIT 2.4


                            ARTICLES OF AMENDMENT OF
                              MACTAY INVESTMENT CO.

The Articles of Amendment to the original Articles of Incorporation of Mactay Investments Company, a Wyoming Corporation are set forth as follows:


                               A. ARTICLE I - Name

              The name of the Corporation is Mactay Investment Co.


                               B. ARTICLE I - Name

         The name of the Corporation is amended to: Auto N Corporation.


                              B. ARTICLE IV - Stock

The aggregate number of shares of common stock which this corporation shall have authority to issue is 500 shares, $100.00 par value per share.


                          AMENDMENT ARTICLES IV - Stock

The aggregate number of shares of common stock which this corporation shall have authority to issue is 10,000,000 shares of five mils par ($0.005).

C. Date of Adoption: The aforesaid amendments to the Articles of Incorporation of Mactay Investments Company, were adopted at a special shareholders meeting held June 19, 1987.

D. As of the date of the special shareholders meeting the corporation had issued and outstanding Five Hundred (500) shares of $100.00 par value stock, all of which were entitled to vote on the proposed amendments. None of the shares of the Corporation were entitled to vote as a class.

E. At the special shareholders meeting held June 19, 1987, Five hundred (500) shares voted in favor of the amendments to Article I and IV respectively and zero (0) voted against the amendments. None of the shares were entitled to vote as a class.

Dated this 19th day of June, 1987.


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Secretary



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President